Exhibit 99.1

Agenus Reports Second Quarter 2018 Financial Results and Provides Corporate Update

- Cash milestones earned from Merck & Incyte

- Three INDs filed and 3 more to be filed during 2018

- CTLA-4 & PD-1 trials treated more than 115 patients; clinical benefit confirmed

LEXINGTON, Mass., Aug. 9, 2018 /PRNewswire/ -- Agenus Inc. (NASDAQ: AGEN), an immuno-oncology (I-O) company with a pipeline of immune checkpoint antibodies, cancer vaccines and adoptive cell therapies1, provided a corporate update and reported financial results for the second quarter of 2018.

"Innovation and speed are core to our strategy. We have delivered eight new discoveries over the past 2 years. This year alone, 3 INDs from our discovery engines have been filed and 3 additional INDs will be filed by year end; they include our NexGen CTLA-4 and our first-in-class bispecifics. We have delivered on our partnership commitments with Merck and Incyte with 2 programs in the clinic this year and a third expected before the end of the year, each triggering a cash milestone," said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. "In addition, our proprietary CTLA-4 and PD-1 programs are advancing in three trials designed to take advantage of accelerated pathways for a BLA filing as early as 2020. Our partnership discussions have advanced towards potential closure. With these developments, we expect to deliver value to our shareholders and partners."

Key clinical and business updates

  Operational Achievements:
    New discoveries advance to clinic
      Three INDs filed and 3 more to be filed by the end of 2018, including Next-Gen CTLA-4 and two first-in-class bispecifics
    Lead CTLA-4 (AGEN1884) & PD-1 (AGEN2034) trials advance towards BLA as early as 2020
      ASCO reported data show 31-42% benefit
      New data in 2018 anticipated to show expanded benefit
      Three trials ongoing designed to leverage accelerated pathways
    Payment milestones triggered in partnerships with Incyte, Merck
      LAG-3 (INCAGN02385) in the clinic
      TIM-3 (INCAGN02390) expected to enter clinic in 2018
      Undisclosed target with Merck entered clinic
      Sales of GSK's Shingrix, containing QS-21 Stimulon®, have exceeded projections
  Manufacturing Speed and Innovation:
    Completed clinical & pivotal grade material for AGEN1884 & AGEN2034 3-5x faster than industry standards
    First-in-class bispecific, AGEN1223, manufactured at scale in <2 months; setting industry records
  AgenTus Cell Therapy Business:
    Lead identified for IND filing; private financing and plans for IPO underway

Second Quarter 2018 Financial Results

Cash and cash equivalents were $43.2 million and $60.2 million at June 30, 2018 and December 31, 2017 respectively.

For the second quarter ended June 30, 2018, we reported a net loss of $25.2 million, or $0.24 per share, compared to a net loss for same period in 2017 of $31.7 million, or $0.32 per share. We recognized revenue during the current quarter of $16 million which includes milestone achievements and non-cash royalties earned.

For the six months ended June 30, 2018, we reported a net loss of $79.5 million or $0.76 per share compared to a net loss for the same period in 2017 of $48.8 million or $0.51 per share. The increased net loss reflects reduced revenue due to an accelerated milestone received during 2017 from Incyte and the loss on early extinguishment of debt.

Conference Call, Webcast and Prepared Statement Information

Agenus executives will host a conference call on Thursday, August 9, 2018 at 8:30 a.m. Eastern Time. To access the live call, dial (844) 492-3727 (domestic) and (412) 317-5118 (international). Ask to be joined into the Agenus call. The call will also be webcast and will be accessible from the Company's website at http://investor.agenusbio.com/presentation-webcasts or via the following link: https://www.webcaster4.com/Webcast/Page/1556/26916. A replay will be available on the Company's website approximately two hours after the call and will remain available for 90 days.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body's immune system to fight cancer. The Company's vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

About AgenTus Therapeutics, Inc.

AgenTus Therapeutics, a subsidiary of Agenus, is a preclinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of breakthrough "living drugs" to advance potential cures for cancer patients. AgenTus employs naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus also aims to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus has locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus' plans to file additional INDs in 2018 and 2019, timing of partner trials and related milestone payments to Agenus, Agenus' plans to file a BLA as early as 2020, Agenus' plans to present new data in 2018 that shows expanded benefit, Agenus' expectation to deliver value to its shareholders and partners, and financing and development plans for AgenTus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:
Agenus Inc.
Jennifer Buell, PhD
781-674-4420
Jennifer.Buell@agenusbio.com

1 Through AgenTus Therapeutics, a subsidiary of Agenus

Select Financial Information
(in thousands, except per share data)
(unaudited)

	June 30, 2018	December 31, 2017

Cash and cash equivalents	$ 43,164	$ 60,187
Total assets	131,936	138,402

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenues, research and development	$ 10,473	$ 4,208	$ 12,109	$ 11,163
Revenues, non-cash royalty	5,422	-	5,422	-
Revenues, accelerated milestone	-	-	-	20,000
Research and development expenses	29,274	25,824	58,715	58,464
G&A expenses	9,485	8,136	18,413	15,906
Other expenses, net	8,632	2,825	10,377	6,670
Loss on early extinguishment of debt	-	-	10,767	-
Non-cash contingent consideration fair value adjustment	(6,292)	(865)	(1,276)	(1,061)
Net loss	(25,204)	(31,713)	(79,465)	(48,816)
Net loss per share	$ (0.24)	$ (0.32)	$ (0.76)	$ (0.51)